UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 6, 2005

MIDWEST AIR GROUP, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	1-13934	39-1828757
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6744 South Howell Avenue, Oak Creek, Wisconsin 53154
(Address of principal executive offices, including zip code)

(414) 570-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.

Other Events.

In its July 2005 performance report, Midwest Air Group, Inc. (“Midwest”) stated that it would likely fall short of its previously announced goal of ending 2005 with an unrestricted cash balance that met or exceeded its year-end 2004 cash balance.  As a result of the factors described below, Midwest now expects to exceed that goal.

Contributing to Midwest’s expectation that its unrestricted cash balance at December 31, 2005 will exceed the $81.5 million with which it ended 2004 was the December 30, 2005 signing of a multi-year contract amendment and extension between its Midwest Airlines subsidiary and Juniper Bank (“Juniper”), a subsidiary of Barclays PLC and the vendor of its Midwest Airlines MasterCard.  The affinity card program allows cardholders to earn miles in the airline’s Midwest Miles frequent flyer program, while generating revenue for Midwest through the purchase of miles by Juniper.  Terms of the amendment and extension include a change from quarterly payments in arrears to annually in advance, starting in December 2005, which Midwest expects to have a positive effect on its year-end cash balance for each year of the extended term of the contract.

Midwest also indicated that its cash position has benefited from the overall improvement in the domestic airline industry environment in recent months.  Decreased industry capacity has led to improved yields, and marketing efforts have resulted in strong advance ticket sales.  Fuel prices have also moderated from record highs.

This document contains forward-looking statements that may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “expect,” “anticipate,” “believe,” “estimate,” “goal,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from projected results due to the risk factors described in the “Risk Factors” section of Part 1 of the company’s “Annual Report on Form 10-K” for the year ended December 31, 2004 and the company’s current 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 6, 2006	MIDWEST AIR GROUP, INC.

By: /s/ Dennis J. O’Reilly
Dennis J. O’Reilly Treasurer

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